Exhibit 99.1

Levere Holdings Corp. Announces it Will Redeem its Public Shares

February 23, 2022 BERLIN — (PR Newswire) – Levere Holdings Corp. (the “Company”), a blank check company formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, today announced that because the Company will not consummate an initial business combination within the time period required by its Amended and Restated Memorandum and Articles of Association (the “Articles”), the Company intends to dissolve and liquidate in accordance with the provisions of the Articles, effective as of the close of business on March 23, 2023, and will redeem all of the outstanding shares of Class A ordinary shares that were included in the units issued in its initial public offering (the “Public Shares”), at a per-share redemption price of approximately $10.20.

As of the close of business on March 23, 2023, the Public Shares will be deemed cancelled and will represent only the right to receive the redemption amount.

In order to provide for the disbursement of funds from the trust account, the Company will instruct the trustee of the trust account to take all necessary actions to liquidate the securities held in the trust account. The proceeds of the trust account will be held in a non-interest bearing account while awaiting disbursement to the holders of the Public Shares. Record holders will receive their pro rata portion of the proceeds of the trust account, less $100,000 of interest to pay dissolution expenses and net of taxes payable, by delivering their Public Shares to Continental Stock Transfer & Trust Company, the Company’s transfer agent. Beneficial owners of Public Shares held in “street name,” however, will not need to take any action in order to receive the redemption amount. The redemption of the Public Shares is expected to be completed within ten business days after March 23, 2023.

There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless, and the Company’s Class B ordinary shares issued prior to the Company’s initial public offering. After March 23, 2023, the Company shall cease all operations except for those required to wind up the Company’s business.

The Company expects that the Nasdaq Stock Market LLC will file a Form 25 with the United States Securities and Exchange Commission (the “Commission”) to delist the Company’s securities. The Company thereafter expects to file a Form 15 with the Commission to terminate the registration of its securities under the Securities Exchange Act of 1934, as amended. The Company anticipates that the Public Shares, as well as the Company’s publicly traded units and warrants, will cease trading as of the close of business on March 22, 2023.

ABOUT LEVERE HOLDINGS CORP.

Levere Holdings Corp. is a blank check company formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s annual report on Form 10-K filed with the SEC and subsequent reports filed with the SEC, as amended from time to time. Copies of these documents are available on the SEC’s website, at www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact:

José Ignacio Domenech

Levere Holdings Corp.

info@levereholdings.com

Media Contact:

Daniel Yunger

Kekst CNC

daniel.yunger@kekstcnc.com

+1 212 521 4800

Knut Engelmann

Kekst CNC

knut.engelmann@kekstcnc.com

+49 174 234 2808